Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
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Debtors.	)	Jointly Administered
)

ORDER AUTHORIZING DEBTORS TO FILE PLAN OF REORGANIZATION
THAT PROVIDES FOR, AMONG OTHER THINGS, PROPOSED
SETTLEMENT OF INTER-CREDITOR DISPUTES

Upon the motion, dated April 3, 2006 (the “Motion”), of the above captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order authorizing the Debtors to file a plan of reorganization that provides for, among other things, a proposed settlement of various inter-creditor disputes in these cases; and the Court having scheduled a hearing on the Motion pursuant to an order dated April 3, 2006 (the “Scheduling Order”); and the relief requested in the Motion being in the best interests of the Debtors and their estates and creditors; and the Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before the Court (the “Hearing”); and the Court having determined that the bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court in and the full record of these cases; and after due deliberation and sufficient cause appearing therefor, it is

FOUND AND DETERMINED THAT:(1)

A.                                   The Court has jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334 and the Standing Order of Referral of Cases to Bankruptcy Court Judges of the District Court for the Southern District of New York, dated July 19, 1984 (Ward, Acting C.J.). The relief requested in the Motion is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B.                                     Due and proper notice of the Motion was provided in accordance with the Scheduling Order, and no other or further notice need be provided.

C.                                     The entry of this Order is in the best interests of the Debtors and their estates, creditors and interest holders and all other parties in interest herein; and it is therefore

ORDERED, ADJUDGED AND DECREED THAT:

1.                                       The Motion is granted.

2.                                       Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Motion.

3.                                       The Debtors are authorized, but not required, to propose amendments to the Fourth Amended Plan of Reorganization (the “Plan”) that provide for one or more optional proposed settlements of issues in these cases, including, but not limited to, issues relating to the Inter-Creditor Dispute, on the following conditions:  (a) the amended Plan shall be structured to permit creditors to separately accept or reject (i) the Plan including the proposed settlement (the “Settlement Plan”), and (ii) the Plan excluding the proposed settlement, which Plan shall provide

(1)                                  Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.  See Fed. R. Bankr. P. 7052.

for reserves or escrows of distributions pending the determination of the Inter-Creditor Dispute to enable any court determined resolution of such dispute to be implemented (the “Reserve Plan”); (b) absent further order of this Court following notice and a hearing on motion of a party in interest, the Debtors are not authorized to request confirmation of any Settlement Plan under section 1129(b) of the Bankruptcy Code if the Settlement Plan is rejected by a class of creditors made party to a settlement proposed in the Settlement Plan; and (c) if the Settlement Plan is rejected by a class of creditors made party to a settlement proposed in the Settlement Plan, the Debtors shall be authorized to request confirmation of the Reserve Plan, including confirmation under section 1129(b) of the Bankruptcy Code if appropriate.

4.                                       The authority granted to the Debtors by this Order shall:

(a)   be without prejudice to any parties’ rights to the pending (or further) appeal of the Arahova Decision or in any subsequent proceedings arising out of or as a result of such appeal and neither the Motion nor this Order nor the terms of any settlement proposed in any Settlement Plan shall be admissible by any party in any appeal of the Arahova Decision or in any subsequent proceedings arising out of or as a result of such appeal. The Arahova Noteholders Committee consents and agrees to the terms of this paragraph 4(a);

(b)   be without prejudice to any party’s rights (i) in the Resolution Process, and/or (ii) with respect to the prosecution or confirmation of any plan or plans of reorganization;

(c)   shall not be admissible as evidence in the Resolution Process and neither the Motion nor this Order nor the terms of any settlement proposed in any Settlement Plan shall be admissible in the Resolution Process; and

(d)   not, nor shall any settlement proposal that might be included in any Settlement Plan that might be filed by the Debtors be construed to reflect either the Debtors’ or the Court’s assessments of the merits of any arguments made or positions put forth by the parties in the Resolution Process, any aspect of the Inter-Creditor Dispute, or with respect to the prosecution or confirmation of any plan or plans of reorganization.

5.                                       The Resolution Process hearings shall recommence on April 18, 2006 at 9:45 a.m., subject to availability of the required witnesses. The Debtors shall use their best efforts to make such witnesses available.

6.                                       This Court shall retain jurisdiction over any matters related to or arising from the implementation of this Order.

Dated: April 6, 2006

S/ Robert E. Gerber
HONORABLE ROBERT E. GERBER
UNITED STATES BANKRUPTCY JUDGE